Exhibit 99.1

Learning Tree International, Inc.

1805 Library Street

Reston, VA 20190

Tuesday, May 8, 2012

FOR IMMEDIATE RELEASE

LEARNING TREE INTERNATIONAL, INC. ANNOUNCES

ADDITIONAL SHARE REPURCHASE AUTHORIZATION

RESTON, VIRGINIA – The Board of Directors of Learning Tree International, Inc. (NASDAQ-LTRE) (“Learning Tree”) today announced it has amended the Company’s share repurchase program to increase the authorized dollar amount for repurchase of the Company’s common stock, par value $0.0001 per share, to a total of $35,000,000. To date the Company has repurchased approximately $30,428,415 worth of the Company common stock under the program. Following the amendment, the Company now has approximately $4,571,585 available for repurchase under the share repurchase program, as amended.

Learning Tree International is a leading global provider of highly effective, hands-on training to information technology professionals and managers. Since 1974, over 65,000 organizations have relied on Learning Tree to enhance the professional skills of more than 2 million employees. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development; IT security; project management; operating systems; databases; networking; software development and leadership and business skills. Courses are presented globally at Learning Tree Education Centers, on site at client facilities, and are available via Learning Tree AnyWare™, the Company’s proprietary live, online instructor-led training delivery option, which connects online participants to the actual classroom. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Contact Information

Max Shevitz

President

Learning Tree International, Inc.

Phone: (703) 709-9119

max_shevitz@learningtree.com

###